Exhibit 23.5

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and the use of our report dated May 31, 2017 with respect to the financial statements of Cleopatra Gas Gathering Company, LLC in the Registration Statement (Form S-1) and related Prospectus of BP Midstream Partners LP for the registration of its common.

/s/ Ernst & Young LLP

Chicago, Illinois
September 8, 2017